CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-118201 and 333-124086 and 333-150569 on Form S-8 of BorgWarner Inc. of our report dated June 3, 2008, appearing in this Annual Report on Form 11-K of the BorgWarner Diversified Transmission Products Inc., Muncie Plant Retirement Savings Plan for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Detroit, MI

June 3, 2008